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                                                                   Exhibit 12(c)

                      HSBC AMERICAS, INC. AND SUBSIDIARIES
            CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                        (Excluding Interest on Deposits)
                          (In Millions, Except Ratios)



                                                               Three Months
                                                             Ended March 31,(a)     Years Ended December 31,
                                                             ---------------      ---------------------------------------------
                                                              1998      1997      1997      1996      1995      1994       1993
                                                              ----      ----      ----      ----      ----      ----       ----
Income (Loss) Before Cumulative Effect of Change
  in Accounting Principle                                    $ 123     $ 115     $ 471     $ 380     $ 284     ($ 37)     ($230)
Applicable Income Tax Expense                                   66        49       193       171        52       126         22
Undistributed Equity Earnings(b)                                 1         0(c)      2         2         0(c)      4          4
Fixed Charges:
  Interest On:
    Borrowed Funds                                              51        32       197       121        81        81         83
    Long-Term Debt                                              27        22       112        48        50        86        116
One Third of Rents, Net of Income from Subleases(d)              3         4        14        12        12        11         14
                                                             -----     -----     -----     -----     -----     -----      -----
Total Fixed Charges                                             81        58       323       181       143       178        213
Earnings Before Taxes Based on Income
  and Fixed Charges                                          $ 269     $ 222     $ 985     $ 730     $ 479     $ 263      $   1
                                                             =====     =====     =====     =====     =====     =====      =====

Total Fixed Charges                                          $  81     $  58     $ 323     $ 181     $ 143     $ 178      $ 213
Preferred Stock Dividends                                        0         1         1         6         6         6          6
    Ratio of Pretax Income (Loss) to Income (Loss)
    After Applicable Income Tax Expense                       1.54      1.43      1.41      1.45      1.18       (e)        (e)
                                                             -----     -----     -----     -----     -----     -----      -----
Total Preferred Stock Dividend Factor                            0         2         2         9         7         6          6
Fixed Charges, Including Preferred Stock Dividend Factor     $  81     $  60     $ 325     $ 190     $ 150     $ 184      $ 219
                                                             =====     =====     =====     =====     =====     =====      =====

Consolidated Ratio of Earnings to Combined Fixed
  Charges and Dividends on Preferred Stock                    3.32      3.70      3.03      3.84      3.19      1.43       0.00
                                                             =====     =====     =====     =====     =====     =====      =====
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